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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ) *


                      WEST COAST ENTERTAINMENT CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   952182 10 3
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP NO.  952182 10 3                 13G               PAGE  2  OF  5  PAGES
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--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          M. Trent Standley

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
          Not Applicable
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER

       NUMBER OF                   664,958 shares
        SHARES      ------------------------------------------------------------
     BENEFICIALLY          6   SHARED VOTING POWER
         OWNED BY
         EACH                      None
      REPORTING     ------------------------------------------------------------
        PERSON             7   SOLE DISPOSITIVE POWER
         WITH
                                   664,958 shares
                    ------------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          664,958 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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CUSIP NO.  952182 10 3                 13G               PAGE  3  OF  5  PAGES
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Item 1.(a).     Name of Issuer:
                --------------

                West Coast Entertainment Corporation

Item 1.(b).     Address of Issuer's Principal Executive Office:
                ----------------------------------------------

                One Summit Square, Suite 200
                Route 413 - Double Wood Road
                Newtown, PA 19047

Item 2.(a).     Name of Person Filing:
                ---------------------

                M. Trent Standley

Item 2.(b).     Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------

                c/o West Coast Entertainment Corporation
                    One Summit Square, Suite 200
                    Route 413 - Double Wood Road
                    Newtown, PA 19047


Item 2.(c).     Citizenship:
                -----------

                United States of America

Item 2.(d).     Title of Class of Securities:
                ----------------------------

                Common Stock, $.01 par value per share

Item 2.(e).     CUSIP Number:
                ------------

                952182 10 3

Item 3.

Item 4.         Ownership:
                ---------

                (a)      Amount beneficially owned:

                         664,958 shares

                (b)      Percent of class:

                         5.2%

                (c)      Number of shares as to which such person has:

                         (i)      sole power to vote or to direct the vote:

                                  664,958 shares

                         (ii)     shared power to vote or to direct the vote:

                                  None

                         (iii) sole power to dispose or to direct the disposition of:
                                  664,958 shares

                         (iv) shared power to dispose or to direct the disposition of:

                                  None


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CUSIP NO.  952182 10 3                 13G               PAGE  4  OF  5  PAGES
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Item 5.         Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                Not Applicable.

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not Applicable.

Item 7.         Identification and Classification of the Subsidiary which
                ---------------------------------------------------------
Acquired the Security Being Reported by the Parent Holding Company:
------------------------------------------------------------------

                Not Applicable.

Item 8.         Identification and Classification of Members of the Group:
                ---------------------------------------------------------

                Not Applicable.

Item 9.         Notice of Dissolution of Group:
                ------------------------------

                Not Applicable.

Item 10.        Certification:
                -------------

                Not Applicable.




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CUSIP NO.  952182 10 3                 13G               PAGE  5  OF  5  PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED:   February 13, 1997           By: /s/
                                         -------------------------------------
                                         M. Trent Standley